                                                                    Exhibit 23.6

                                VORTEXX 2000 LLC
                             dba Phoam Technologies

Heyami Limited
48/th/ Floor, The Center
99 Queen's Road Central
Central, Hong Kong
Attention: Company Secretary
Facsimile: 852-2189-7446

February 9, 2004

RE: Servicemark, Trademark and Domain Name Assignment Agreement between Vortexx 2000 LLC and Heyami Limited dated December 7, 1999 (the "Agreement")

     We understand that TOM Online Inc. (the "Company"), which is a Heyami Group Company as defined in Article 4 of the Agreement, is considering a dual listing of its equity securities on the Nasdaq National Market ("Nasdaq") and on the Growth Enterprise Market of The Stock Exchange of Hong Kong Limited (the "Hong Kong Stock Exchange") (together, the "Proposed Listing"), and that the Company wishes to include the Agreement as an exhibit and to make reference to and include a description of the existence and terms of the Agreement (collectively, the "Disclosure Information") in the Hong Kong and United States prospectuses (the "Prospectuses") to be issued by the Company to the public in respect of the Proposed Listing and such other various documents, circulars, announcements, presentations, marketing materials and marketing interviews and events (whether in written form or otherwise) (collectively, the "Material") to be prepared, issued and/or conducted by the Company, its sponsor(s) and/or their respective advisers.

     We hereby consent to the inclusion of the Agreement as an exhibit in the Prospectuses and disclosure of the Disclosure Information in the Prospectuses and the Material. This letter hereby evidences the agreement of the parties to waive compliance with Article 13 of the Agreement for the purpose of the Proposed Listing.

     We agree to keep all information in connection with and concerning the Proposed Listing confidential pursuant to United States and Hong Kong securities laws, and agree not to disclose such information in connection with and concerning the Proposed Listing to any third party (except for prospective assignee(s) of our option rights therein, who have also agreed to such confidentiality) until the date of issuance of the Prospectuses to the public in the United States or Hong Kong.

Very truly yours,

/s/ Josslyn Motha Meyer

Josslyn Motha Meyer
Managing Member, Trustee
Vortexx 2000 LLC
d/b/a Phoam Technologies

                                                        Agreed and Acknowledged:

                                                        [Name]
                                                        Heyami Limited